Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148633 on Form S-8, as amended by Post-Effective Amendment No. 1 on February 17, 2009, Registration Statement No. 333-157355 on Form S-8 and Registration Statement No. 333-174954 on Form S-8 of our report relating to the consolidated financial statements and the related schedule of Noah Education Holdings Ltd., its subsidiaries and variable interest entities (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts) dated October 31, 2012, appearing in the annual report on Form 20-F of the Company for the year ended June 30, 2012.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

October 31, 2012